EXHIBIT 10.1
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                                Letter of Intent
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Party A: Guangxi Non-ferrous Metals Trading & Management Company. China.

Party B: Gravity Spin Holdings, Inc. (to be named "Magnus International Resources Inc."). U.S.A.


Having been provided with the silver mine geological information and the Feasibility Study Report by Party A, Party B expresses great interest in investing in and developing the Guangxi Bobai Silver Mine of Party A. Through friendly consultation between the two Parties, the following terms of intent for joint venture on the further prospecting and development of the said Silver Mine have been reached:

1.   Name and location of the intended joint venture project:
     Name: Guangxi Bobai Yingqiao Silver Mine (including the Jinshan & Zhongsu mines).
     Location: Yingqiao Town, Bobai County, Guangxi, China.

2.   Basic information of the intended joint venture project:
     a. Area of mine prospecting: the size of the mining area is approx. 22 sq. km. The area that has been thoroughly prospected is 12 sq. km.
     b.   Among the total ore reserve that has been verified (metal ore):
          Industrial reserve: Ag approx. 750 tons; Au 1906.92 kg.; Pb, Zn metal ore approx. 30,000 tons. Long term reserve: Ag 215 tons; Au 1800 kg.
     c. Completed initial investment: approx. 25 million RMB, including investment in construction, prospecting, mining, ore-dressing, land acquisition, utilities, underground infra-structure, on ground production, amenities.

3.   Form of the intended joint venture project:
     Both Parties agree to set up a joint venture company to operate the Project. Party A agrees that Party B shall have controlling shares and be in charge of operation.

4. The intended investment by Party B is to be used in the re-organization of the Project, resumption of production and risk prospecting, and to transform the capacity of the ore-dressing plant from the present 150 tons/day to 300 tons/day. The amount of investment by Party B is to be confirmed in the future formal contract.





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5.   Party B shall notify Party A in writing before April 30, 2004 whether it will undertake to invest in the joint venture.

     Within 60 days of Party B's giving the undertaking to invest in the joint venture, both Parties shall sign a legally binding formal contract.

6. After Party A has provided Party B with the basic information of this Project, Party B shall provide Party A with relevant information about itself.

7. Both Parties agree to adhere to the terms of this Letter of Intent. This Project is an exclusive Project within the time frame agreed upon by both Parties and Party A undertakes not to enter into talks about investment or joint venture regarding this Project with any third party.

8. This Letter of Intent will be made in quadruplicate, and each Party shall keep two copies.


Party A:  Guangxi Non-ferrous Metals Trading & Management Company. China.
Corporate Representative:   /s/ Shiming Pei
                                Shiming Pei
Title: Managing Director
Address/Telephone: 34 Jianzheng Lu, Nanning, Guangxi, China. 086-0771-5640550


Party B: Gravity Spin Holdings, Inc. (to be named "Magnus International Resources Inc.").

Corporate Representative:   /s/ Anthony Tam
                                Anthony Tam
Title: Chief Representative
Address/Telephone: 1604-7853282


Signed this 31st day of December, 2003 at the City of Nanning, Guangxi, China.

[Seal of Guangxi Non-ferrous Metals Trading & Management Company]